Exhibit 4.4

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

NEXTBOAT INC.

Warrant Shares: Up to 1,250,000
Issuance Date: August 26, 2026

THIS WARRANT TO PURCHASE COMMON STOCK (the “Warrant”) certifies that, for value received, MarineMax, Inc., a Florida corporation (“MarineMax”), or its permitted assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise, vesting provisions and conditions hereinafter set forth, at any time on or after the Issuance Date, solely to the extent the applicable Warrant Shares have vested pursuant to Section 2.2, and on or prior to 5:00 p.m. (New York City time) on the date that is five years thereafter (the “Termination Date”) but not thereafter, to subscribe for and purchase from NextBoat Inc., a Nevada corporation (the “Company”), up to 1,250,000 shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one (1) share of Common Stock under this Warrant shall be equal to the applicable Exercise Price, as defined in Section 2.2.

1.	Definitions. In addition to the terms defined elsewhere in this Warrant or in the Strategic Partnership and Revenue Sharing Agreement, dated as of June 25, 2026, by and among MarineMax, Off The Hook Yacht Sales NC, LLC, a North Carolina limited liability company, and the Company solely for purposes of Section 10 thereof (the “Partnership Agreement”), the following terms have the meanings indicated in this Section 1:

1.1. “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

1.2. “Board of Directors” means the board of directors of the Company.

1.3. [Intentionally Omitted]

1.4. “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

1.5. “Commission” means the United States Securities and Exchange Commission.

1.6. “Common Stock” means the common stock of the Company, $0.001 par value per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

1.7. “Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

1.8. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.9. “Fundamental Transaction” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Board of Directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

1.10. “Net Exercise” means an exercise of this Warrant solely with respect to vested Warrant Shares that, as of the date of the applicable Notice of Exercise, are neither (i) covered by an effective registration statement under the Securities Act permitting resale by the Holder nor (ii) eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, in which the Holder elects to pay the aggregate Exercise Price by instructing the Company to withhold a number of such vested Warrant Shares then issuable upon such exercise with an aggregate VWAP (calculated as of the Trading Day immediately preceding the date of the applicable Notice of Exercise) equal to such aggregate Exercise Price. In the event of any withholding of Warrant Shares pursuant to a Net Exercise where the number of Warrant Shares whose value is equal to the aggregate Exercise Price is not a whole number, the number of Warrant Shares withheld by the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by wire transfer of immediately available funds) based on the incremental fraction of a Warrant Share being so withheld in an amount equal to the product of (x) such incremental fraction of a Warrant Share being so withheld multiplied by (y) the VWAP per Warrant Share as of the Trading Day immediately preceding the date of the applicable Notice of Exercise.

1.11. “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

1.12. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.13. [Intentionally Omitted]

1.14. “Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

1.15. “Trading Day” means a day on which the Common Stock is traded on a Trading Market.

1.16. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

1.17. [Intentionally Omitted]

1.18. “Transfer Agent” means ClearTrust LLC, the current transfer agent of the Company, with a mailing address of 16540 Pointe Village Dr, Suite 210, Lutz, Florida 33558 and an email address of Inbox@ClearTrustTransfer.com, and any successor transfer agent of the Company.

1.19. “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as agreed by the Holder and the Company; provided, however, that if the Holder and the Company cannot agree on such fair market value and obtaining a third-party valuation is reasonably necessary to determine it, such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm selected in good faith by the Holder and reasonably acceptable to the Company, and the Company shall pay the fees and expenses of such firm only in that circumstance.

1.20. “Warrants” means this Warrant, any warrant(s) delivered in substitution or exchange therefor, as provided herein, and any other Common Stock purchase warrants issued by the Company pursuant to the Partnership Agreement.

2.	Exercise.

2.1. Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, solely with respect to vested Warrant Shares, at any time or times on or after the Issuance Date and on or before the Termination Date by delivery to the Company of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise substantially in the form attached hereto as Exhibit 2.1 (the “Notice of Exercise”). Within the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2.3.1 herein) following the date of exercise as aforesaid, the Holder shall (i) deliver the aggregate applicable Exercise Price for the vested Warrant Shares specified in the applicable Notice of Exercise by (A) wire transfer or cashier’s check drawn on a United States bank, (B) Net Exercise solely to the extent permitted under Section 1.10, or (C) any combination of the foregoing; provided that any vested Warrant Shares that, as of the date of the applicable Notice of Exercise, are covered by an effective registration statement under the Securities Act permitting resale by the Holder or are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 shall be exercised only for cash, and (ii) surrender this Warrant to the Company. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Unless the purchase rights represented by this Warrant have expired or have been fully exercised, the Company shall deliver to the Holder a new Warrant pursuant to Section 2.3.2. The Holder shall not be required to physically surrender this Warrant as a condition to exercise unless this Warrant is exercised in full. Partial exercises of this Warrant resulting in purchases of a portion of the total number of vested Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares vested, purchased and remaining available for purchase and the date of such vesting and purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Trading Day of receipt of such notice.

2.2. Vesting; Exercise Price. The Warrant Shares shall vest, if at all, in the tranches set forth in this Section 2.2, subject to adjustment hereunder and the aggregate cap set forth in Section 2.2.3. The exercise price per Warrant Share shall be the applicable exercise price for the tranche in which such Warrant Share vests (each, an “Exercise Price”).

2.2.1. Sign-On Warrant Shares. 250,000 Warrant Shares shall vest at an Exercise Price of $3.25 per share upon the later of (i) execution of the Partnership Agreement and (ii) public issuance of the Initial Announcement, as defined in the Partnership Agreement (the “Sign-On Warrant Shares”).

2.2.2. Performance Warrant Shares. Additional Warrant Shares shall vest based on annual Wholesale Volume (as defined in the Partnership Agreement) achieved by MarineMax in a calendar year, subject to the measurement and proration provisions of the Partnership Agreement, as follows: (i) 100,000 Warrant Shares at an Exercise Price of $3.75 per share upon achievement of $50,000,000 annual Wholesale Volume; (ii) 200,000 Warrant Shares at an Exercise Price of $4.50 per share upon achievement of $75,000,000 annual Wholesale Volume; (iii) 250,000 Warrant Shares at an Exercise Price of $5.00 per share upon achievement of $125,000,000 annual Wholesale Volume; (iv) 300,000 Warrant Shares at an Exercise Price of $6.00 per share upon achievement of $175,000,000 annual Wholesale Volume; and (v) 350,000 Warrant Shares at an Exercise Price of $7.00 per share upon achievement of $200,000,000 annual Wholesale Volume (collectively, the “Performance Warrant Shares”). Each tier vests independently upon the first calendar year in which the applicable threshold is achieved, and once vested, such tier shall not vest again in subsequent years.

2.2.3. Aggregate Cap; Chronological Vesting. Notwithstanding anything to the contrary herein, the aggregate number of Warrant Shares that may vest and become exercisable under this Warrant shall not exceed 1,250,000 (the “Aggregate Cap”). Because the sum of the Sign-On Warrant Shares and all Performance Warrant Share tiers exceeds the Aggregate Cap, Warrant Shares shall vest in the chronological order in which they are earned, which, for the avoidance of doubt, shall first be the Sign-On Warrant Shares, if applicable, and thereafter, the Performance Warrant Shares in ascending order by Wholesale Volume thresholds achieved. If achievement of a Wholesale Volume threshold would cause the aggregate number of Warrant Shares vested under this Warrant to exceed the Aggregate Cap, only a pro rata portion of the Warrant Shares associated with such threshold shall vest, equal to the number of Warrant Shares that would bring the aggregate vested Warrant Shares to the Aggregate Cap. For example, if $200,000,000 annual Wholesale Volume is achieved in the first year, and the Sign-On Warrant Shares have vested, the Performance Warrant Shares described in Section 2.2.2(i)-(iv) shall vest in full, plus 150,000 of the 350,000 Warrant Shares described in Section 2.2.2(v), so that the total vested Warrant Shares are 250,000 + 100,000 + 200,000 + 250,000 + 300,000 + 150,000 = 1,250,000, equal to the Aggregate Cap. For the avoidance of doubt, once any Warrant Shares have vested pursuant to this Section 2.2, such vested Warrant Shares shall remain vested and exercisable in accordance with this Warrant regardless of any subsequent events, including the achievement or non-achievement of additional Wholesale Volume thresholds.

2.2.4. Effect of Termination of Partnership Agreement. Warrant Shares that have vested prior to the effective date of termination of the Partnership Agreement shall remain exercisable in accordance with this Warrant. Unvested Performance Warrant Shares shall be forfeited upon termination of the Partnership Agreement, except as otherwise expressly provided in this Warrant or the Partnership Agreement; provided, however, that if the Partnership Agreement is terminated (i) by the Holder as a result of the Company’s uncured breach or default thereunder, or (ii) by the Company without cause, the Performance Warrant Shares tied to any performance tier for which at least 75% of the applicable Wholesale Volume threshold has been achieved shall not be forfeited and shall be deemed to have vested as of the effective date of termination. For purposes of the foregoing 75% threshold, actual Wholesale Volume achieved through the effective date of termination (as determined in accordance with the Partnership Agreement) shall be annualized on a straight-line basis. For the avoidance of doubt, projected, estimated or reasonably likely Wholesale Volume shall not be taken into account for purposes of this Section 2.2.4.

2.3. Mechanics of Exercise.

2.3.1. Delivery of Warrant Shares upon Exercise. The Company shall cause the vested Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate or by electronic delivery (at the election of the Holder), for the number of vested Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earlier of (i) one (1) Trading Day after the delivery to the Company of the Notice of Exercise and (ii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the vested Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate applicable Exercise Price is received within the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. Notwithstanding anything herein to the contrary, upon delivery of the Notice of Exercise, the Holder shall be deemed for purposes of Regulation SHO under the Exchange Act to have become the holder of the Warrant Shares subject to such Notice of Exercise irrespective of the date of delivery of the Warrant Shares. If the Company fails for any reason to deliver to the Holder the vested Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the third (3rd) Trading Day after the Warrant Share Delivery Date) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a Transfer Agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise. For the avoidance of doubt, the Company shall have no obligation to deliver any Warrant Shares that have not vested in accordance with Section 2.2.

2.3.2. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, including any unvested Warrant Shares, all of which shall remain subject to the vesting conditions in Section 2.2. Such new Warrant shall in all other respects be identical with this Warrant.

2.3.3. Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2.3.1 by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

2.3.4. Compensation for Buy-In on Failure to Timely Deliver Warrant Shares upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2.3.1 above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored and return any amount received by the Company in respect of the Exercise Price for those Warrant Shares (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

2.3.5. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

2.3.6. Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto as Exhibit 2.3.6 duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

2.3.7. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

2.4. Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2.4 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2.4, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of Holder, the Company shall, within one (1) Trading Day, confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any Warrants, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2.4, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2.4 shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2.4 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

3.	Certain Adjustments.

3.1. Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of Common Stock any shares of capital stock of the Company, then in each case each applicable Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. For the avoidance of doubt, this proportional adjustment shall not accelerate the vesting or exercisability of any unvested Warrant Shares.

3.2. Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3.1 above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to all (or substantially all) of the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon exercise of the then-vested portion of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation). For the avoidance of doubt, only Warrant Shares vested as of the applicable record date shall participate in any Purchase Right, and no unvested Warrant Shares shall participate or become vested as a result of this Section 3.2.

3.3. Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to all (or substantially all) holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon exercise of the then-vested portion of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation). For the avoidance of doubt, only Warrant Shares vested as of the applicable record date shall participate in any Distribution, and no unvested Warrant Shares shall participate or become vested as a result of this Section 3.3. To the extent that this Warrant has not been partially or completely exercised at the time of such Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the Holder until the Holder has exercised this Warrant.

3.4. Adjustment for Reorganization, Consolidation, Merger. Except as provided in Section 3.6.3, in case of any recapitalization, reorganization, consolidation or merger of the Company after the date of this Warrant (other than a Fundamental Transaction), or in case, after such date, the Company shall consolidate with or merge into another corporation, then, and in each such case, the Holder, upon the exercise of this Warrant (as provided in Section 2 above) and solely with respect to Warrant Shares vested immediately before such consummation, at any time after the consummation of such recapitalization, reorganization, consolidation or merger, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon the consummation of such recapitalization, reorganization, consolidation or merger if the Holder had exercised only such vested Warrant Shares immediately prior thereto, all subject to further adjustment as provided in this Warrant, and the successor or purchasing corporation in such reorganization, consolidation or merger (if other than the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such corporation’s obligations under this Warrant. Any Warrant Shares that are unvested as of the consummation of such recapitalization, reorganization, consolidation or merger shall continue to vest in accordance with the terms of this Warrant, and upon vesting, the Holder shall be entitled to receive, upon exercise of such Warrant Shares once vested, the equivalent stock or other securities or property of the successor or purchasing corporation that the Holder would have been entitled to receive from the Company under this Warrant, and the successor or purchasing corporation shall assume and be bound by all obligations of the Company hereunder with respect to such unvested Warrant Shares. In each such case, the terms of this Warrant shall be applicable to the units or other securities or property receivable upon the exercise of such vested Warrant Shares after the consummation of such recapitalization, reorganization, consolidation or merger. For the avoidance of doubt, no unvested Warrant Shares shall vest or become exercisable by reason of any transaction described in this Section 3.4.

3.5. Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

3.6. Notice to Holder.

3.6.1. Adjustment to Exercise Price. Whenever any Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth each Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares, and setting forth a brief statement of the facts requiring such adjustment. For the avoidance of doubt, no notice or adjustment under this Section 3.6.1 shall accelerate the vesting of any unvested Warrant Shares.

3.6.2. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company (or any of its Subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice, solely to the extent the applicable Warrant Shares are then vested, except as may otherwise be expressly set forth herein, and no such notice or event shall accelerate the vesting or exercisability of any unvested Warrant Shares.

3.6.3. Notice of Fundamental Transaction. In the case of a Fundamental Transaction, the Company shall give Holder at least 30 days advance written notice of such Fundamental Transaction. During such notice period, Holder may (i) exercise this Warrant in accordance with its terms, solely with respect to the Warrant Shares vested immediately before consummation of the Fundamental Transaction, or (ii) elect for this Warrant to remain outstanding after such Fundamental Transaction and, in lieu of the Warrant Shares vested immediately before consummation of the Fundamental Transaction, be exercisable for the kind and number of units, shares of stock or other securities or assets of the Company or of the successor entity resulting from such Fundamental Transaction that the Holder would have received if it had exercised only such vested Warrant Shares immediately before such Fundamental Transaction. Any unvested Warrant Shares shall be assumed by, or substituted for an equivalent award by, the successor entity, with the same vesting schedule and conditions as in effect immediately prior to the Fundamental Transaction and, upon vesting, shall be exercisable for the kind and number of units, shares of stock or other securities or assets of the successor entity that the Holder would have received had such Warrant Shares been vested and exercised immediately prior to the Fundamental Transaction. For the avoidance of doubt, no unvested Warrant Shares shall vest or become exercisable as a result of a Fundamental Transaction.

3.7. Automatic Conversion upon Fundamental Transaction. Subject to the Holder’s prior exercise or election as provided in Section 3.6.3 above, solely with respect to the Warrant Shares vested immediately before the consummation of a Fundamental Transaction, this Warrant shall automatically be converted immediately prior to the consummation of such Fundamental Transaction into the right to receive, without further action by the Holder, the kind and number of shares of stock or other securities or assets of the Company or of the successor entity that the Holder would have received if the Holder had exercised only such vested Warrant Shares immediately prior to such Fundamental Transaction, and the successor or purchasing corporation in such Fundamental Transaction (if other than the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such corporation’s obligations under this Warrant solely with respect to such vested Warrant Shares. The unvested portion of this Warrant shall not accelerate but shall be assumed by, or substituted for an equivalent award by, the successor entity, with the same vesting schedule and conditions as in effect immediately prior to the Fundamental Transaction, and upon vesting shall be exercisable for the kind and number of shares of stock or other securities or assets of the successor entity that the Holder would have received had such Warrant Shares been vested and exercised immediately prior to the Fundamental Transaction.

3.8. Voluntary Adjustment by Company. Subject to the rules and regulations of the Trading Market and the consent of the Holder, the Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors; provided that no reduction under this Section 3.8 shall accelerate the vesting or exercisability of any unvested Warrant Shares.

4.	Transfer of Warrant.

4.1. Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4.4 hereof, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, only with the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion; provided, however, that the Holder may transfer this Warrant without the Company’s prior written consent solely (a) to an Affiliate of the Holder that is controlling, controlled by, or under common control with the Holder or (b) to a successor entity in connection with a merger, consolidation, sale or other transaction pursuant to which such successor acquires substantially all of the business of MarineMax, in each case subject to compliance with applicable securities laws and Section 4.4. No transfer, whether or not requiring the Company’s prior written consent, shall be permitted to (i) any competitor of the Company (for purposes of this clause (i), “competitor” means a person whose primary business directly competes with the primary business of the Company, and shall not include any person solely by reason of such person’s direct or indirect equity interest in an entity that competes with the Company), (ii) any activist investor or activist fund (for purposes of this clause (ii), “activist investor or activist fund” means a person who, within the preceding five (5) years, has (A) made a public proposal or announcement regarding a change in the management, board of directors, or strategic direction of a publicly traded company without the prior consent of such company’s board of directors, or (B) initiated or publicly supported a proxy contest or consent solicitation with respect to a publicly traded company), (iii) any person that is the target of economic or trade sanctions administered or enforced by the United States or any other applicable governmental authority, or (iv) any person that does not, as a condition to the transfer, execute a written agreement in form reasonably acceptable to the Company to be bound by the terms of this Warrant and to assume all applicable obligations of the Holder under the Partnership Agreement. Any attempted transfer in violation of this Section 4.1 shall be void ab initio and of no force or effect. Any permitted transfer shall be effected upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto as Exhibit 2.3.6 duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the permitted assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days after the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a permitted new holder for the purchase of vested Warrant Shares without having a new Warrant issued. For the avoidance of doubt, a change of control of the Holder shall not constitute a transfer of this Warrant for purposes of this Section 4.1.

4.2. New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4.1, as to any permitted transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial Issuance Date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares and applicable vesting tranches and Exercise Prices issuable pursuant thereto.

4.3. Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

4.4. Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any permitted transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that (x) the transferor provide to the Company an opinion of counsel to the effect that such transfer does not require registration of such transferred Warrant under the Securities Act and (y) the transferee agree in writing to be bound by the terms of this Warrant and, to the extent applicable, assume the Holder’s applicable obligations under the Partnership Agreement.

4.5. Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

5.	Miscellaneous.

5.1. No Rights as Stockholder until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2.3.1, except as expressly set forth in Section 3; provided, however, that any rights under Section 3 are limited to the number of Warrant Shares vested at the applicable time and no provision of Section 3 shall accelerate the vesting or exercisability of any unvested Warrant Shares. Without limiting any rights of a Holder to receive cash payments pursuant to Section 2.3.1 and Section 2.3.4 herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

5.2. Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

5.3. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.4. Authorized Shares.

5.4.1. Reservation of Authorized and Unissued Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares of Common Stock to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable (which means that no further sums are required to be paid by the holders thereof in connection with the issue thereof) and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

5.4.2. Noncircumvention. Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or other governing document, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or through any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

5.4.3. Authorizations, Exemptions and Consents. Before taking any action that would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

5.5. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state courts located in Palm Beach County, Florida, or, if such court lacks subject matter jurisdiction, the federal courts having jurisdiction over Palm Beach County, Florida. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. Notwithstanding the foregoing, nothing in this paragraph shall limit or restrict the federal district court in which a Holder may bring a claim under the federal securities laws.

5.6. Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

5.7. Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that the right to exercise this Warrant terminates on the Termination Date. No provision of this Warrant shall be construed as a waiver by the Holder of any rights which the Holder may have under the federal securities laws and the rules and regulations of the Commission thereunder. Without limiting any other provision of this Warrant or the Partnership Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

5.8. Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at 1701 Jel Wade Dr, Wilmington, North Carolina 28401, Attention: Chief Executive Officer, email address: brian@nextboat.com, or such other email address or address as the Company may specify for such purposes by notice to the Holder. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to the Holder at the e-mail address or address of such Holder appearing in the Warrant Register. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section 5.8 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section 5.8 on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

5.9. Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

5.10. Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

5.11. Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

5.12. Amendment. This Warrant may be modified or amended or the provisions hereof waived only with the written consent of the Company and the Holder.

5.13. Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

5.14. Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

5.15. Registration Rights. If the Company files its next registration statement on Form S-1 after the date hereof (the “Next S-1”), the Company shall (x) provide written notice to the Holder at least two (2) Business Days prior to the anticipated filing date of the Next S-1 and (y) use commercially reasonable efforts to include in the Next S-1 the resale of Warrant Shares that are vested as of the date of filing and are held by or issuable upon exercise by the Holder, subject to (i) the Holder’s timely delivery to the Company of all information, questionnaires, certificates and other materials reasonably requested by the Company concerning the Holder and its ownership and proposed disposition of such Warrant Shares, (ii) any limitation, cutback or exclusion required by the Commission or applicable law or determined by the Company or any managing underwriter or placement agent, if any, in its reasonable discretion to be necessary or advisable for the offering, and (iii) the Holder’s timely cooperation with the Company and execution and delivery of customary selling-stockholder questionnaires, representations, warranties, powers of attorney, lock-up provisions, underwriting or placement agreements, indemnification, contribution and other documents and obligations customary for selling stockholders in an offering of the type contemplated. The Holder shall have no right to require the Company to file any registration statement or to effect any separate or demand registration of the Warrant Shares or to enter into a separate registration rights agreement, and nothing in this Section 5.15 shall require the Company to file or cause any registration statement to become effective by any specified date or at all.

********************

[NextBoat Common Stock Purchase Warrant Signature Page Follows]

[NextBoat Common Stock Purchase Warrant Signature Page]

IN WITNESS WHEREOF, the Company has caused this Common Stock Purchase Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

NEXTBOAT INC.

By:
Name:	Brian John
Its:	CEO

EXHIBIT 2.1

NOTICE OF EXERCISE

To:	NEXTBOAT INC.

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant. If any portion of the exercise price is being paid by Net Exercise, the undersigned represents that the Warrant Shares designated for Net Exercise are vested Warrant Shares that, as of the date hereof, are neither covered by an effective registration statement under the Securities Act permitting resale by the Holder nor eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and acknowledges that the number of Warrant Shares to be issued to the undersigned will be reduced by the number of Warrant Shares withheld to pay the applicable Exercise Price, as calculated in accordance with Section 1.10 of the Warrant. The undersigned tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any, for the Cash Exercise Shares (as defined below).

(2) Payment shall take the form of (check applicable box(es)):

☐ in lawful money of the United States for ________ Warrant Shares (the “Cash Exercise Shares”), including any vested Warrant Shares that are covered by an effective registration statement under the Securities Act permitting resale by the Holder or are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, with an aggregate Exercise Price of $________.

☐ by Net Exercise for ________ Warrant Shares (the “Net Exercise Shares”), but only to the extent permitted by Section 1.10 of the Warrant. The undersigned acknowledges that the Company will withhold from the Net Exercise Shares a number of Warrant Shares with an aggregate VWAP (calculated as of the Trading Day immediately preceding the date hereof) equal to the aggregate Exercise Price for the Net Exercise Shares, and the undersigned will receive the remaining Warrant Shares after such withholding.

☐ by a combination of the foregoing, as permitted under Section 1.10 of the Warrant.

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

(4) The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

Exhibit 2.3.6

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to exercise the Warrant to purchase shares of Common Stock.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
Address:
Phone Number:
Email Address:
Date:
Holder’s Signature:
Holder’s Address: